Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Natural Gas, Inc.

We consent to the use of our report dated March 10, 2010, except for the effects on the consolidated financial statements of the restatement described in Note 2 and 15, as to which the date is September 30, 2010, with respect to the consolidated balance sheets of China Natural Gas, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appear in the December 31, 2009 annual report on Form 10-K of China Natural Gas, Inc.  We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-160150), and Form S-8 (No. 333-166422) of the report described in the previous sentence appearing in the annual report on Form 10-K of China Natural Gas, Inc. for the year ended December 31, 2009.

/s/ Frazer Frost, LLP

Brea, California
June 14, 2011

135 South State College Boulevard, Suite 300 | Brea, California 92821 | 714.990.1040 | frazerfrost.com
Los Angeles and Visalia, CA
FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.